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                           December 29, 2021

       Brian Hunt
       Senior Vice President and General Counsel
       FIRST MERCHANTS CORP
       200 East Jackson Street
       Muncie, Indiana 47305

                                                        Re: FIRST MERCHANTS
CORP
                                                            Registration
Statement on Form S-4
                                                            Filed December 23,
2021
                                                            File No. 333-261869

       Dear Mr. Hunt:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance